Exhibit 99.1

For Immediate Release Contact: Harvey Grossblatt, CEO Universal Security Instruments, Inc. 410-363-3000, Ext. 224 or Don Hunt, Jeff Lambert Lambert, Edwards & Associates, Inc. 616-233-0500

Universal Security Instruments Reports First-Quarter Results

OWINGS MILLS, MD, August 20, 2014 – Universal Security Instruments, Inc. (NYSE Amex: UUU) today reported results for its first fiscal quarter ended June 30, 2014.

Universal reported sales of $2,514,385 for the quarter ended June 30, 2014 versus $3,005,669 for the comparable period of last year. The Company reported a net loss of $742,849, or $0.32 per basic and diluted share, compared to a net loss of $19,530 or $0.01 per basic and diluted share, for the same period last year. The major reasons for the change were lower joint venture earnings of $284,568, and the inclusion of an income tax benefit of $169,066 in the same period of the prior year, along with lower sales during the current fiscal period.

The Company was not able to file its 10Q due to its Hong Kong Joint venture inability to complete their financials and we expect to file the 10Q later this week.

The Company believes with the completion of its new sealed product line later this fiscal year it will return to profitability. Additionally we believe that our Joint Venture will be profitable for this fiscal year,” said Harvey Grossblatt, Universal CEO.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has an over 40-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

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"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

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UNIVERSAL SECURITY INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,
	2014	2013
Sales	$2,514,385	$3,005,669

Net loss:	$(742,849)	$(19,530)
Net loss per share – basic	$(0.32)	$(0.01)
Net loss per share – diluted	$(0.32)	$(0.01)

Weighted average number of common shares outstanding:
Basic	2,312,887	2,287,887
Diluted	2,312,887	2,287,887

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

ASSETS
	June 30, 2014	June 30, 2013
Cash	$2,957,497	$1,488,034
Accounts receivable and amount due from factor	1,607,728	2,880,664
Inventory	3,530,159	5,002,976
Prepaid expense	345,040	637,207

TOTAL CURRENT ASSETS	8,440,424	10,008,881
INVESTMENT IN HONG KONG JOINT VENTURE	14,125,751	14,998,034
PROPERTY, PLANT AND EQUIPMENT – NET	210,495	222,552
OTHER ASSETS AND DEFERRED TAX ASSET	38,134	2,518,035
TOTAL ASSETS	$22,814,804	$27,747,502

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$779,797	$723,971
Accrued liabilities	224,433	142,502
TOTAL CURRENT LIABILITIES	1,004,230	866,473
LONG TERM OBLIGATION	25,000	25,000
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,312,887 at June 30, 2014 and 2,287,887 at June 30, 2013	23,129	22,879
Additional paid-in capital	12,885,841	12,771,490
Retained earnings	7,692,267	12,865,830
Equity in Comprehensive Income of Joint Venture	1,184,337	1,195,830
TOTAL SHAREHOLDERS’ EQUITY	21,785,574	26,856,029
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$22,814,804	$27,747,502